October 20, 2014

Cytori Therapeutics, Inc. Announces Resignation of Lloyd H. Dean Effective November 1, 2014

SAN DIEGO – The Board of Directors of Cytori Therapeutics, Inc. (NASDAQ: CYTX) announced today that Lloyd H. Dean has tendered his resignation as a member of the Board, effective November 1, 2014. Mr. Dean has served as a director of the Company since 2010 and served as Chairman of the Company’s Board of Directors from April 2011 until June 2013.

Mr. Dean said it has been an honor to serve the Company and its shareholders, but given his significant imperatives as President and CEO of Dignity Health, in addition to his ongoing involvement in healthcare activities at the regional, state and national level, that he would not be able to serve out the remainder of his term.

“Lloyd has made invaluable and impactful contributions to the Board and to the Company during his five years on the Board. We are thankful for Lloyd’s leadership over the past five years as the Company has undergone significant strategic, operational, and financial transformations,” said Marc Hedrick, M.D., President and Chief Executive Officer of Cytori. “He brought fresh ideas grounded in his deep knowledge of the healthcare industry and the real-world dynamic between hospitals and medical technology companies. We wish him the best in his future endeavors.”

“I am proud of our accomplishments over the past five years as we have transformed Cytori and taken the lead in regenerative medicine,” said Mr. Dean. “I am sincerely grateful for the support I've received from the Board of Directors, our management team, and our stakeholders. I look forward to seeing the Company continue to grow and successfully execute on its long-term strategy. While I am transitioning as a member of the Board, I will remain a fan and shareholder of Cytori.”

About Cytori Therapeutics, Inc.

Cytori Therapeutics, Inc. is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and repair soft tissue defects. Our scientific data suggest ADRCs improve blood flow, moderate the immune response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori's proprietary technologies and products, including the Celution® system product family. For more information visit www.cytori.com.

SOURCE Cytori Therapeutics, Inc.

Tiago Girao, Chief Financial Officer, 1.858.458.0900

ir@cytori.com